Exhibit 99.(a)(1)(i)

EXHIBIT A

Series of the Trust

UBS Global Securities Relationship Fund

UBS-HALO Emerging Markets Equity Relationship Fund

UBS U.S. Equity Alpha Relationship Fund

UBS Credit Bond Relationship Fund

UBS Global Corporate Bond Relationship Fund

UBS High Yield Relationship Fund

June 7, 2018

A-1